Exhibit 23.1

Aspect Communications Corporation
Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statement Nos. 33-36437, 33-36438, 33-39243, 33-69010, 33-50048, 33-94810, 333-07407, 333-24315, 333-38041, 333-91681, 333-53195, 333-33646, 333-50178, 333-57545 and 333-98829 on Form S-8 of Aspect Communications Corporation of our report dated January 21, 2002 (March 9, 2002 as to Note 20 and November 14, 2002 as to Note 21), which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 21, included in this Annual Report on Form 10-K/A of Aspect Communications Corporation for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP
November 14, 2002